Exhibit  23.1

Consent of Independent Accountants

We hereby consent to the inclusion in this Amendment #1 on Form 8-K/A dated October 31, 2011 of our report dated September 30, 2011, except Note 13, as to which the date is October 31, 2011, and except Note 14, as to which the date is January 17, 2012, relating to the consolidated financial statements of Safety and Ecology Holdings Corporation and subsidiaries (the “Company”) as of June 26, 2011, and the related statements of operations, shareholder’s equity, and cash flows for the year ended June 26, 2011.

/s/Coulter & Justus, P.C.

Knoxville, Tennessee
January 17, 2012